EXHIBIT 99.1

                               Triarc Companies, Inc.
                                 280 Park Avenue
                               New York, NY 10017

                                                         For Immediate Release

CONTACT: Anne A. Tarbell
         (212) 451-3030
          www.triarc.com

            TRIARC TO CONTINUE TO PAY HIGHER DIVIDEND RATE ON CLASS B
                  COMMON STOCK, SERIES 1, UNTIL JUNE 30, 2007

New York, NY, December 14, 2006 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today that the Company's Board of Directors has determined that until June 30, 2007, the Company will continue to pay regular quarterly cash dividends on the Class B Common Stock, Series 1, that are at least 110% of any regular quarterly cash dividends that are paid on the Class A Common Stock, if any regular quarterly cash dividends are paid on the Class A Common Stock.

     The Board of Directors has not yet made any determination of the relative amounts of any regular quarterly cash dividends that will be paid on the Class A Common Stock and Class B Common Stock, Series 1, after June 30, 2007. After June 30, 2007, each share of Class B Common Stock, Series 1, is entitled to at least 100% of any regular quarterly cash dividend paid on each share of Class A Common Stock. There can be no assurance that any additional regular quarterly cash dividends will be declared or paid, or of the amount or timing of such dividends, if any.

     The Certificate of Designation for the Class B Common Stock, Series 1, provides that the Class B Common Stock, Series 1, was entitled, through September 4, 2006, to receive regular quarterly cash dividends that are at least 110% of any regular quarterly cash dividends that were paid on the Class A Common Stock. However, on August 10, 2006, the Board determined that until December 31, 2006 the Company would continue to pay regular quarterly cash dividends at that higher rate on the Class B Common Stock, Series 1, if any regular quarterly cash dividends were paid on the Class A Common Stock.

     As of October  31,  2006,  Triarc had  27,913,475  shares of Class A Common
Stock outstanding and 61,002,156 shares of Class B Common Stock, Series 1, outstanding.

     Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's(R) restaurant system, which is comprised of approximately 3,500 restaurants. Of these restaurants, more than 1,000 are owned and operated by subsidiaries of Triarc. Triarc also owns an approximate 64% capital interest, a profits interest of at least 52% and approximately 94% of the voting interests, in Deerfield & Company LLC, a Chicago-based alternative asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $14.1 billion under management as of October 1, 2006.

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